As filed with the Securities and Exchange Commission on October 7, 2005

Registration No. 333-125720

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

on Form S-3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	6712	04-2976299
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy L. Vaill, Chief Executive Officer

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William P. Mayer, Esq.

Kathryn I. Murtagh, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the consummation of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) is to register on Form S-3 an aggregate of up to 2,663,098 shares of common stock, $1.00 par value, of Boston Private Financial Holdings, Inc., a Massachusetts corporation (“Boston Private”), previously registered on Form S-4 (Registration No. 333-125720) (the “Original Registration Statement”) in connection with the merger of Gibraltar Financial Corporation (“Gibraltar Financial”) with Boston Private. On October 1, 2005, pursuant to the merger, we issued up to 2,663,098 shares to certain directors of Gibraltar Financial immediately prior to the effective time of the merger. In connection with the merger, Boston Private and certain directors of Gibraltar Financial entered into a registration rights agreement, dated as of April 18, 2005, whereby we agreed to file a resale filing registration statement to permit resales of our common stock by such persons for two years after the merger. The shares registered under the Original Registration Statement are hereby transferred to this Form S-3.

This Post-Effective Amendment No. 1 contains a prospectus to be used in connection with resales from time to time by the Selling Securityholders. The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective pursuant to this registration statement.

PROSPECTUS

2,663,098 Shares

Common Stock

Selling securityholders will use this prospectus to sell the common stock at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The securities may be sold by the selling securityholders directly to purchasers or through agents, underwriters or dealers. If required, the names of any agents, underwriters or dealers involved in the sale of the securities, and the agent’s commission, dealer’s purchase price or underwriter’s discount, if any, will be provided in supplements to this prospectus. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. Boston Private is responsible for the payment of all other expenses incident to the offer and sale of the common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “BPFH.” The last reported sales price of Boston Private common stock on the Nasdaq National Market on October 6, 2005 was $27.81 per share.

See “ Risk Factors” beginning on page 4 to read about risks you should consider before investing in our common stock.

These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 7, 2005.

i

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information incorporated by reference, especially the risks of investing in our common stock discussed under “Risk Factors.”

The Company

Boston Private is a Massachusetts corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company was incorporated in Massachusetts in 1987. We are a wealth management company that offers comprehensive financial services to high net worth individuals, their companies and selected institutions. We seek to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth expected over the next decade. Our clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Our core strategy can be described as follows: target the newly affluent; build presence in attractive geographic markets through acquisitions and organic growth; develop regional clusters and maintain decentralized management. We deliver private banking, trust, investment management and financial planning services through its subsidiaries and affiliate companies. Our principal executive office is located at Ten Post Office Square, Boston, Massachusetts and our telephone number at that location is (617) 912-1900.

The Offering

COMMON STOCK OFFERED:	All of the shares offered by this prospectus are being sold by the selling securityholders named herein.

USE OF PROCEEDS:	We will not receive any proceeds from the sale of shares in this offering.

Selected Historical Financial Information

The following table presents selected consolidated financial information, which should be read in conjunction with our financial statements, and the notes thereto, and the information contained in our 2004 Annual Report on Form 10-K, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are incorporated by reference into this document. The selected historical financial data as of December 31, 2004 and 2003 and for each of the three years in the three-year period ended December 31, 2004 is derived from our audited financial statements and related notes, which are incorporated by reference into this document. The selected historical financial data for prior years is derived from our audited financial statements, which are not incorporated by reference into this document. The selected historical financial data as of June 30, 2005 and 2004 and for each of the six months then ended is derived in part from our unaudited financial statements and related notes, which are incorporated by reference into this document from our Quarterly Report on Form 10-Q.

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2005	2004	2004	2003(4)	2002	2001(3)	2000
			(Dollars in thousands, except per share data)
Total balance sheet assets	$3,528,274	$2,824,849	$3,270,277	$2,196,297	$1,820,741	$1,509,479	$1,294,564
Total loans (excluding loans held for sale)	2,427,331	1,943,498	2,248,600	1,612,564	1,301,726	1,097,417	878,932
Allowance for loan losses and off-balance sheet risk	30,205	24,211	27,937	20,172	17,050	14,521	11,500
Investment securities and short term investments	535,255	552,934	539,103	396,746	322,734	284,309	215,874
Cash and cash equivalents	194,626	74,903	128,914	93,488	97,529	58,281	110,767
Goodwill and intangible assets	182,209	130,666	187,163	20,318	18,007	17,207	18,371
Deposits	2,555,668	2,130,078	2,386,368	1,658,461	1,400,333	1,145,329	1,002,462
Borrowed funds	537,158	307,910	474,171	263,620	218,389	190,978	139,878
Stockholders’ equity	344,730	294,190	321,227	235,452	167,382	139,631	128,625
Nonperforming assets	4,438	1,687	1,514	1,311	1,057	904	1,303
Client assets under management and advisory	$20,021,000	$15,348,000	$19,306,000	$10,966,000	$6,441,000	$6,529,000	$6,758,000
Interest and dividend income	$78,947	$54,228	$120,645	$92,680	$90,293	$92,479	$79,152
Interest expense	24,176	14,125	32,066	24,915	26,265	38,321	35,863

Net interest income	54,771	40,103	88,579	67,765	64,028	54,158	43,289
Provision for loan losses and off-balance sheet risk	2,345	2,026	4,567	3,155	2,495	3,010	2,160

Net interest income after provision for loan losses and off-balance sheet risk	52,426	38,077	84,012	64,610	61,533	51,148	41,129
Fees and other income	64,286	50,872	108,213	65,867	51,868	51,271	39,174
Operating expense and minority interests	84,602	65,400	140,298	95,850	78,763	83,181	54,790

Income before income taxes	32,110	23,549	51,927	34,627	34,638	19,238	25,513
Income tax expense	11,795	8,161	18,293	12,804	10,893	7,692	8,843

Net income	$20,315	$15,388	$33,634	$21,823	$23,745	$11,546	$16,670

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2005	2004	2004	2003(4)	2002	2001(3)	2000
			(Dollars in thousands, except per share data)
Per Share Data:
Basic earnings per share	$0.74	$0.55	$1.23	$0.95	$1.06	$0.52	$0.87
Diluted earnings per share	$0.69	$0.53	$1.18	$0.92	$1.02	$0.50	$0.85
Average basic common shares outstanding	27,601,190	27,750,236	27,313,171	22,954,937	22,412,665	22,119,726	19,094,010
Average diluted common shares outstanding	31,746,432	29,007,522	28,963,856	23,846,973	23,357,066	23,053,052	19,714,510
Cash dividends per share	$0.14	$0.12	$0.24	$0.20	$0.16	$0.14	$0.12
Book value	$12.27	$10.76	$11.61	$9.36	$7.42	$6.28	$5.87
Tangible Book Value	$5.79	$5.98	$4.85	$8.55	$6.62	$5.50	$5.03

Selected Operating Ratios:
Return on average assets	1.19%	1.16%	1.18%	1.06%	1.42%	0.80%	1.55%
Return on average equity	12.16%	11.01%	11.42%	12.16%	15.36%	8.28%	19.48%
Interest rate spread(1)	3.37%	3.23%	3.33%	3.35%	3.80%	3.52%	3.59%
Net interest margin(1)	3.73%	3.50%	3.61%	3.64%	4.19%	4.18%	4.43%
Total fees and other income/total revenue(2)	54.00%	55.92%	54.99%	49.37%	44.75%	48.63%	47.50%

Asset Quality Ratios:
Nonperforming loans to total loans	0.18%	0.07%	0.05%	0.08%	0.08%	0.08%	0.15%
Nonperforming assets to total assets	0.13%	0.06%	0.05%	0.06%	0.06%	0.06%	0.10%
Allowance for loan losses and off-balance sheet risk to nonperforming loans	680.60%	1848.17%	2457.08%	1538.67%	1613.06%	1606.31%	882.58%
Net loans recovered (charged-off) to average loans	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%
Other Ratios:
Dividend Payout Ratio	18.92%	21.18%	19.51%	16.67%	15.09%	26.92%	13.79%
Equity to Assets Ratio	9.77%	10.41%	10.35%	8.75%	9.24%	9.65%	7.96%

(1)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets on a fully-taxable equivalent basis, and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income on a fully-taxable equivalent basis as a percent of average interest-earning assets.
(2)	Total revenue is defined as net interest income plus fees and other income.
(3)	Earnings for 2001 include $9.7 million of merger expenses, net of tax for the year ended December 31, 2001, which reduced Boston Private diluted earnings per share by $0.42, and reduced return on average assets and the return on average equity.
(4)	Net income for 2003 was reduced by $3.0 million, or $0.12 per diluted share, for the REIT tax adjustment and the lease accrual described in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Return on average assets and return on average equity were also reduced.

RISK FACTORS

In addition to the other information included in this document, you should consider carefully the risk factors described below before deciding whether to invest in our common stock. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this titled document “Special Note Regarding Forward-Looking Statements” beginning on page 12.

We may fail to realize the anticipated benefits of our acquisition of Gibraltar Financial Corporation.

On October 1, 2005, we completed our acquisition of Gibraltar Financial Corporation (“Gibraltar Financial”), including its subsidiary, Gibraltar Bank, FSB (“Gibraltar Bank”). The success of our acquisition of Gibraltar Financial will depend on, among other things, our ability to integrate the businesses of Gibraltar Financial in a manner that permits growth opportunities to occur and that does not materially disrupt existing customer relationships or result in unexpected costs and expenses. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of our ongoing businesses, diversion of management time on merger-related issues, and in delays or difficulties that could have an adverse effect on the business and results of operations of the combined company.

The market price of our common stock has fluctuated, and could fluctuate significantly.

The market price of our common stock has been volatile in the past and could continue to be subject to wide fluctuations, including fluctuations in response to quarterly variations in our operating results, changes in the availability and price of purchased loans, changes in our dividend payments, changes in earnings estimates by analysts, material announcements by us or our competitors, governmental regulatory action, the liquidity of the market for our common stock, changes in general economic or market conditions and broad market fluctuations, or other events or factors, many of which are beyond our control. The stock market has experienced extreme price and volume fluctuations which have affected market prices of smaller capitalization companies and which often have been unrelated to the operating performance of such companies. In addition, our operating results may be below the expectations of securities analysts and investors. In such event, the price of our common stock would likely decline, perhaps, substantially.

In addition, in the future we may undertake additional sales or distributions of our common stock as consideration for future acquisitions and investments or to raise additional capital. If the number of shares sold is significant, it may cause the market price of our common stock to decline, irrespective of our financial performance.

Our business strategy contemplates significant growth and there are challenges and risks inherent in such a growth strategy.

In recent years, we have experienced rapid growth, both due to the expansion of our existing businesses as well as acquisitions. Among the challenges facing us is the ongoing need to continue to maintain and develop an infrastructure appropriate to support such growth, including in the areas of management personnel, systems, compliance, and risk management, while taking steps to ensure that the related expense incurred is commensurate with the growth in revenues. Accordingly, there is risk inherent in our pursuit of a growth strategy that revenue will not be sufficient to support such expense and generate profitability at the levels we have historically achieved. A significant decrease in revenues or increases in costs may adversely affect our results of operations or financial condition.

In connection with our recent acquisitions and to the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent in such acquisitions.

We have in the past considered, and will in the future continue to consider, the acquisition of other banking, investment management, and wealth advisory companies. To the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent in such acquisitions. These risks include, but are not limited to the following:

•	the risk that we will incur substantial expenses in pursuing potential acquisitions without completing such acquisitions;

•	the risk that we may lose key clients of the acquired business as a result of the change of ownership to Boston Private;

•	the risk that the acquired business will not perform in accordance with our expectations;

•	the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of our private banking, investment management, or wealth advisory businesses, particularly to the extent we are entering new geographic markets;

•	the risk that we will need to make significant investments in infrastructure, controls, staff, emergency backup facilities or other critical business functions that become strained by our growth;

•	the risk that management will divert its attention from other aspects of our business;

•	the risk that we may lose key employees of the acquired business;

•	the risk that unanticipated costs relating to potential acquisitions could reduce our earnings per share;

•	the risk associated with entering into geographic and product markets in which we have limited or no direct prior experience;

•	the risk that we may assume potential liabilities of the acquired company as a result of the acquisition; and

•	the risk that an acquisition will dilute our earnings per share, in both the short and long term, or that it will reduce our tangible capital ratios.

As a result of these risks, any given acquisition, if and when consummated, may adversely affect our results of operations or financial condition. In addition, because the consideration for an acquisition may involve cash, debt or the issuance of shares of our stock and may involve the payment of a premium over book and market values, existing stockholders may experience dilution in connection with any acquisition, including our acquisitions.

Attractive acquisition opportunities may not be available to us in the future.

We will continue to consider the acquisition of other businesses. However, we may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of our business. We expect that other banking and financial companies, many of which have significantly greater resources than we do, will compete with us to acquire compatible businesses. This competition could increase prices for acquisitions that we would likely pursue. Also, acquisitions of regulated businesses such as banks are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals, we will not be able to consummate an acquisition that we believe is in our best interests.

If we are required to write down goodwill and other intangible assets, our financial condition and results of operations would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. At June 30, 2005, our goodwill and other identifiable intangible assets were approximately $182 million. Under current accounting standards, if we determine that goodwill or intangible assets are impaired, we will be required to write down the value of these assets. We conduct an annual review to determine whether goodwill and other identifiable intangible assets are impaired. We cannot assure you that we will not be required to take an impairment charge in the future. Any impairment charge would have a negative effect on our stockholders’ equity and financial results.

We may not be able to attract and retain banking customers at current levels.

Competition in the local banking industry coupled with our relatively small size (even after the merger with Gibraltar Financial) may limit the ability of our banking subsidiaries to attract and retain banking customers.

In particular, the competitors of our subsidiary banks include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit and investment needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided. Our banks also face competition from out-of-state financial intermediaries which have opened low-end production offices or which solicit deposits in their respective market areas.

Because our banks maintain smaller staffs and have fewer financial and other resources than the larger institutions with which they compete, they may be limited in their ability to attract customers. In addition, some of the banks’ current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than our banks can accommodate.

We expect that the merger with Gibraltar Financial will improve our ability to attract and retain banking customers. If, however, our banks (including Gibraltar Bank) are unable to attract and retain banking customers, they may be unable to continue their loan growth and their results of operations and financial condition may otherwise be negatively impacted.

We may not be able to attract and retain investment management clients at current levels.

Due to intense local competition, and our relatively short history in the investment management business, our investment management subsidiaries may not be able to attract and retain investment management clients at current levels. Competition is especially strong in our current geographic market area, because there are numerous well-established and successful investment management firms in Boston, New York and northern California. There are also numerous well-established and successful investment management firms in Florida. Many of our competitors possess greater resources than we currently do.

Our ability to successfully attract and retain investment management and wealth advisory clients is dependent upon our ability to compete with competitors’ investment products, level of investment performance, client services and marketing and distribution capabilities. If, however, we are not successful, our results of operations and financial condition may be negatively impacted.

For the six months ended June 30, 2005, approximately 42.3% of our revenues were derived from investment management contracts which are typically terminable upon less than 30 days’ notice. Most of our clients may withdraw funds from accounts under management generally in their sole discretion. The combined financial performance of our major investment management subsidiaries is a significant factor in our overall results of operations and financial condition.

Certain of our investment management subsidiaries receive some performance based fees. The amount of these fees depends on the investment performance of these subsidiaries. As a result, the future revenues and earnings from such fees may fluctuate and may be affected by conditions in the capital markets and other general economic conditions.

Our investment management business is highly dependent on people to produce investment returns and to solicit and retain clients.

We rely on its investment managers to produce investment returns. We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance could impair our revenues and growth because:

•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees; or

•	our ability to attract funds from existing and new clients might diminish.

The market for investment managers is extremely competitive and is increasingly characterized by frequent movement of investment managers among different firms. In addition, our individual investment managers often have regular direct contact with particular clients, which can lead to a strong client relationship based on the client’s trust in that individual manager. The loss of a key investment manager could jeopardize our relationships with its clients and lead to the loss of client accounts. Losses of such accounts could have a material adverse effect on our results of operations and financial condition.

In addition to the loss of key investment managers, our investment management business is dependent on the integrity of our asset managers and our employees. If an asset manager or employee were to misappropriate any client funds, the reputation of our asset management business could be negatively affected, which may result in the loss of accounts and have a material adverse effect on our results of operations and financial condition.

We may not be able to attract and retain wealth advisory clients at current levels.

Like our investment management business, our wealth advisory business is subject to intense competition, and our ability to attract and retain wealth advisory clients is dependent upon the delivery of planning and related services which are favorably perceived in the marketplace. Client contracts must typically be renewed on an annual basis and are terminable upon relatively short notice. If, however, we are not successful in attracting or retaining wealth advisory clients, our results of operations and financial condition may be negatively impacted.

Defaults in the repayment of loans may negatively impact our business.

A borrower’s default on its obligations under one or more of our banks’ loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the foreclosure and collection or restructuring of the loan.

In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, our banks may have to write-off the loan in whole or in part. In such situations, the banks may acquire real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

Management periodically makes a determination of an allowance for loan losses based on available information, including the quality of the banks’ loan portfolios, certain economic conditions, and the value of the underlying collateral and the level of their non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, the banks will incur additional expenses.

In addition, bank regulatory agencies periodically review our banks’ allowances for loan losses and the values they attribute to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require our banks to adjust their determination of the value for these items. These adjustments could negatively impact our results of operations or financial condition.

A downturn in local economies or real estate markets could negatively impact our banking business.

A downturn in the local economies or real estate markets could negatively impact our banking business. Primarily, our banks serve individuals and smaller businesses located in eastern Massachusetts and adjoining areas, with a particular concentration in the Greater Boston Metropolitan Area, as well as clients located in northern and southern California and Florida. The ability of the banks’ customers to repay their loans is impacted by the economic conditions in these areas.

The banks’ commercial loans are generally concentrated in the following customer groups:

•	real estate developers and investors;

•	financial service providers;

•	technology companies;

•	manufacturing and communications companies;

•	professional service providers;

•	general commercial and industrial companies; and

•	individuals.

Our banks’ commercial loans, with limited exceptions, are secured by real estate (usually income producing residential and commercial properties), marketable securities or corporate assets (usually accounts receivable, equipment or inventory). Substantially all of our banks’ residential mortgage and home equity loans are secured by residential property in eastern Massachusetts, and northern and southern California and Florida. Consequently, our banks’ ability to continue to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature, including earthquakes, hurricanes and flooding. Due to the concentration of real estate collateral, these events could have a material adverse impact on the ability of the borrowers of our banks to repay their loans and affect the value of the collateral securing these loans.

Environmental liability associated with commercial lending could result in losses.

In the course of their business, our banks may acquire, through foreclosure, properties securing loans they have originated or purchased which are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we, or our banks, might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have a material adverse effect on Boston Private’s business, results of operations and financial condition.

Fluctuations in interest rates may negatively impact our banking business.

Fluctuations in interest rates may negatively impact the business of our banks. The main source of income from operations for our banks is net interest income, which is equal to the difference between the interest income received on interest bearing assets (usually loans and investment securities) and the interest expense incurred in connection with interest bearing liabilities (usually deposits and borrowings). These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. The net interest income for our banks can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce the net interest income for our banks as the difference between interest income and interest expense decreases. As a result, our banks have adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, a decrease in interest rates can impact our results of operations or financial condition.

An increase in interest rates could also have a negative impact on the results of operations for our banks by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the banks’ allowances for loan losses. Increases in interest rates, in certain circumstances, may also lead to high levels of loan prepayments, which may also have an adverse impact on our net interest income.

Prepayments of loans may negatively impact our business.

Generally, customers of our banks may prepay the principal amount of their outstanding loans at any time. The speed at which such prepayments occur, as well as the size of such prepayments, are within such customers’ discretion. If customers prepay the principal amount of their loans, and we are unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates, our interest income will be reduced. A significant reduction in interest income could have a negative impact on our results of operations and financial condition.

Our cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

Our cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures. Our banks have traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, our banks have had a higher percentage of their time deposits in denominations of $100,000 or more. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If, as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at our banks decreases relative to their overall banking operations, our banks may have to rely more heavily on borrowings as a source of funds in the future.

Our investment management business may be negatively impacted by changes in economic and market conditions.

Our investment management business may be negatively impacted by changes in general economic and market conditions because the performance of such business is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond our control. We cannot assure you that broad market performance will be favorable in the future. The world financial and securities markets will likely continue to experience significant volatility as a result of, among other things, world economic and political conditions. Continued decline in the financial markets or a lack of sustained growth may result in a corresponding decline in our performance and may adversely affect the assets that we manage.

In addition, our management contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion of those contracts also provide for the payment of fees based on investment performance in addition to a base fee. Because most contracts provide for a fee based on market values of securities, fluctuations in securities prices may have a material adverse effect on our results of operations and financial condition.

Our investment management and wealth advisory businesses are highly regulated, which could limit or restrict our activities and impose fines or suspensions on the conduct of our business.

Our investment management and wealth advisory businesses are highly regulated, primarily at the federal level. The failure of any of our subsidiaries that provide investment management and wealth advisory services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions including revocation of such subsidiary’s registration as an investment adviser.

All of our investment adviser and wealth advisory affiliates are registered investment advisers under the Investment Advisers Act, which imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, certain of our affiliates act as sub-advisers to mutual funds which are registered under the Investment Company Act of 1940 and are subject to that act’s provisions and regulations.

We are also subject to the provisions and regulations of ERISA, to the extent we act as a “fiduciary” under ERISA with respect to certain of our clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

In addition, applicable law provides that all investment contracts with mutual fund clients may be terminated by the clients, without penalty, upon no more than 60 days notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days notice.

We do not directly manage investments for clients, does not directly provide any investment management services and, therefore, is not a registered investment adviser. Our bank subsidiaries are exempt from the regulatory requirements of the Investment Advisers Act, but are subject to extensive regulation by the FDIC, the Massachusetts Commissioner of Banks, and the California Department of Financial Institutions.

Our banking business is highly regulated which could limit or restrict its activities and impose financial requirements or limitations on the conduct of its business.

Bank holding companies and state chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. We are subject to the Bank Holding Company Act and to regulation and supervision by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). In addition, each of our four subsidiary banks is also subject to regulation and supervision. Boston Private Bank and Trust Company, as a Massachusetts chartered trust company the deposits of which are insured by the FDIC, is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC. Borel Private Bank and Trust Company and First Private Bank and Trust, as California banking corporations, are subject to regulation and supervision by the California Department of Financial Institutions and the FDIC. Gibraltar Bank, as a federal savings association, is subject to regulation and supervision by the Office of Thrift Supervision (the “OTS”).

Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC, the OTS, the California Department of Financial Institutions and the Massachusetts Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks and savings associations subject to their respective regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which our banks and we may conduct business and obtain financing.

Furthermore, our banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates our banks must offer to attract deposits and the interest rates they must charge on their loans, as well as the manner in which they offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including our banks.

Adverse developments in our litigation could negatively impact our business.

Since 1984, Borel Private Bank & Trust Company has served as the trustee of a private family trust (“Family Trust”), which was a joint owner of certain real property known as the Guadalupe Oil Field. In litigation commenced in 1994, certain beneficiaries of the Family Trust claimed Borel breached its fiduciary duties in managing oil and gas leases on the Guadalupe Oil field and, following the discovery of environmental contamination on the property, by negotiating, and later finalizing, a Settlement Agreement and Purchase and Sale Agreement conveying the property to Union Oil Company of California (d/b/a UNOCAL), the operator of the oil field. In the first lawsuit, in which the beneficiaries sought to remove Borel as trustee, Borel prevailed at trial and obtained final judgment in its favor. In several subsequent related lawsuits, Borel has prevailed on all material issues, and obtained dismissals or rulings in its favor. Final judgments by the trial court have recently been entered in favor of Borel and the other defendants in these actions.

One beneficiary—a contingent remainder beneficiary—continues to assert that he will prosecute the actions. This beneficiary has served notices of appeal from the most recent orders of the trial court ruling in favor of Borel and the other defendants. In addition, on June 24, 2005, this beneficiary, acting pro se, filed a new action purporting to raise the same claims in the United States District Court for the Northern District of California. In this action, the plaintiff beneficiary makes claims similar to those made in the earlier cases—he seeks to invalidate the Settlement Agreement and Purchase and Sale Agreement, to have the Guadalupe Oil fields returned to the Family Trust, and to recover unspecified damages against Borel and others for alleged mismanagement of the Guadalupe Oil field and for sale of the property. In a 1998 trial of the action to remove Borel as trustee, the then plaintiff beneficiaries submitted expert testimony to the effect that Borel’s actions had damaged the Family Trust in the amount of $102 million. The trial court found this testimony unpersuasive in that context, and Borel and the other defendants prevailed in that action. Borel will continue to defend these matters vigorously. While the ultimate outcome cannot be predicted with certainty, at the present time, Borel’s management, based on consultation with legal counsel, believes there is no basis to conclude that liability with respect to these matters is probable or that such liability can be reasonably estimated.

Adverse developments in these lawsuits could have a material adverse effect on Borel’s business or the combined business of our banks.

We are subject to regulatory capital adequacy guidelines, and if we fail to meet these guidelines our financial condition would be adversely affected.

Under regulatory capital adequacy guidelines and other regulatory requirements, we and our banks must meet guidelines that include quantitative measures of assets, liabilities, and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. If we fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition would be materially and adversely affected. The regulatory accords on international banking institutions to be reached by the Basel Committee on Banking Supervision may require us to meet additional capital adequacy measures. We cannot predict the final form of, or the effects of, the regulatory accords. Our failure to maintain the status of “well capitalized” under our regulatory framework could affect the confidence of our clients, thus compromising our competitive position. In addition, failure to maintain the status of “well capitalized” under our regulatory framework or “well managed” under regulatory examination procedures could compromise our status as a bank holding company and related eligibility for a streamlined review process for acquisition proposals.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents to which it refers contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management are forward-looking statements.

Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this document. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the headings “Risk Factors” and “Recent Developments” in this prospectus, and under the heading “Risk Factors and Factors Affecting Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005 filed with the SEC and incorporated by reference in this prospectus. Forward-looking statements are based on the current assumptions and beliefs of and information currently available to management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, the risk that difficulties will arise in connection with the integration of the operations of Gibraltar Financial’s businesses with the operations of Boston Private’s banking, investment management or wealth management businesses, the passing of adverse government regulation, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of our banking or investment management businesses, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. This is not an exhaustive list and as a result of variations in any of these factors actual results may differ materially from any forward-looking statements. Many of the factors are beyond our ability to control or predict.

Forward-looking statements speak only as of the date they are made. You should not place undue reliance on these forward-looking statements. We will not update forward-looking statements to reflect facts, assumptions, circumstances or events which have changed after a forward-looking statement was made.

THE COMPANY

Boston Private Financial Holdings, Inc. (the “Company” or “Boston Private”), organized on July 1, 1988, is incorporated under the laws of The Commonwealth of Massachusetts and is registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). On July 1, 1988, the Company became the parent holding company of Boston Private Bank & Trust Company (“Boston Private Bank”), a trust company chartered by The Commonwealth of Massachusetts and insured by the Federal Deposit Insurance Corporation (the “FDIC”).

In addition to Gibraltar Bank, the Company wholly-owns or majority-owns all of the issued and outstanding shares of common stock of Borel Private Bank & Trust Company (“Borel”), and First Private Bank and Trust (“FPB”), California state banking corporations insured by the FDIC; Westfield Capital Management Company, LLC (“Westfield”), Sand Hill Advisors, Inc. (“Sand Hill”), Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”), and Boston Private Value Investors, Inc. (“BPVI”), each a registered investment adviser; and KLS. Professional Advisors Group, LLC (“KLS”), and RINET Company, LLC (“RINET”), both registered investment advisory and financial planning firms. In addition, the Company holds a 39.7% minority interest in Bingham, Osborn, & Scarborough, LLC (“BOS”) a financial planning and investment firm located in San Francisco, California and an approximately 26.5% minority interest in Coldstream Holdings, Inc. (“Coldstream Holdings”). Coldstream Holdings is the parent of Coldstream Capital Management, Inc. (“Coldstream Capital”), a registered investment adviser in Bellevue, Washington and Coldstream Securities, Inc. The Company conducts substantially all of its business through its wholly-owned and majority-owned subsidiaries, Boston Private Bank, Borel, FPB and Gibraltar Bank (together the “banks”), Westfield, Sand Hill, BPVI, DGHM, KLS, and RINET.

We are a wealth management company that offers comprehensive financial services to high net worth individuals, their companies and selected institutions. We seek to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth expected over the next decade. Our clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Our core strategy can be described as follows:

•	Target the newly affluent. We offer financial services to the newly affluent at each stage of the typical financial life cycle. In the early stages, these services typically take the form of debt products—residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, we offer asset management services and, in between, we offer financial planning services such as tax planning, estate planning, and asset allocation consulting. Finally, we expect these clients to migrate to its fiduciary services over time.

•	Build presence in attractive geographic markets through acquisitions and organic growth. We intend to expand its franchise to additional centers of intellectual and investment capital in the United States. These areas are conducive to new business formation and therefore the creation of new wealth. We currently have a presence in New England with our subsidiaries Boston Private Bank & Trust Company; Westfield Capital Management Company, LLC; RINET Company, LLC; and Boston Private Value Investors, Inc.; in Northern California with our subsidiaries Borel Private Bank & Trust Company and Sand Hill Advisors, Inc. and our investment in Bingham, Osborn & Scarborough, LLC; in Southern California with our subsidiary First Private Bank and Trust; in the New York Metropolitan Region with our subsidiaries Dalton, Greiner, Hartman, Maher & Co., LLC, and KLS Professional Advisors Group, LLC; in the Pacific Northwest with our investment in Coldstream Capital Management, Inc. and in southern Florida, with our acquisition of Gibraltar Financial and Gibraltar Bank. As we continue to grow, we will look to enter other attractive markets including Denver, Chicago, Austin/Ft. Worth, Atlanta and the Mid Atlantic.

•	Develop regional clusters. Within each of the regions that we target, we intend to offer three key services: private banking, investment management and financial planning. A regional cluster will be composed of three or more affiliates, each with a focus on one of these services. Through a cluster approach, we are better able to deepen client relationships by expanding our service offering within a region to meet the specialized needs of wealthy clients.

•	Maintain decentralized management. We believe that our affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their business with centralized support from our management team, we maintain the benefit of an affiliate’s local reputation while leveraging its expertise. Through this strategy, we are better able to build high-touch, service-oriented relationships with our clients.

Our address is Ten Post Office Square, Boston, Massachusetts 02109 and our telephone number at that location is (617) 912-1900. You can find additional information regarding us in our filings with the Securities and Exchange Commission referenced in the section of this document titled “Where You Can Find More Information” beginning on page 19.

REGISTRATION RIGHTS AGREEMENT

In connection with the merger, we entered into a Registration Rights Agreement, dated as of April 18, 2005, with certain of Gibraltar Financial’s directors to register for resale the shares of our common stock such directors received in connection with the merger. The following description sets forth certain terms of the registration rights agreement by and among Boston Private and Gibraltar Financial’s directors. The following description of certain terms of the registration rights agreement does not purport to be complete. For more information, you should read the registration rights agreement.

Pursuant to the registration rights agreement, we agreed to, at our expense:

•	file with the SEC as promptly as practicable after the closing of the merger, a shelf registration statement covering sales by holders of all registrable securities of which this prospectus forms a part;

•	use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable, but in no event later than 90 days after the closing of the merger ; and

•	use its commercially reasonable efforts to keep the registration statement effective until the later of:

•	the date when all of the registrable securities are sold pursuant to the shelf registration statement; and

•	the second anniversary of the effective date of the shelf registration statement.

In addition, in the event that we register any of our common stock for sale to the public, we will notify the holders and, if a holder so requests, will use our commercially reasonable efforts to cause the registrable securities of such holder to be registered under the Securities Act.

When we file the shelf registration statement, we will:

•	provide to each holder for whom the shelf registration statement was filed copies of the shelf registration statement;

•	take certain other actions as are required to permit unrestricted sales of the registration securities.

We may suspend the holders’ use of the shelf registration statement for a period not to exceed 45 days and not to exceed an aggregate of 90 days in any period of 12 consecutive months, if:

•	this prospectus or any prospectus supplement would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	We in good faith determine that the disclosure of this material non-public information would have a material adverse effect on us or is information for which we have has a bona fide business purpose for keeping such information confidential.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of shares of our common stock. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the offered shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants. The principal reason for the offering is to permit resales by the selling stockholders.

SELLING STOCKHOLDERS

As described under “Registration Rights Agreement,” we have agreed to cause a shelf registration statement to be filed covering sales by certain individuals receiving our common stock in the merger who thereby became affiliates of Boston Private. This prospectus forms a part of such shelf registration statement and relates to the offer and sale of our common stock by certain individuals following completion of the merger. Accordingly, this prospectus relates to the aggregate resale of up to 2,663,098 shares of our common stock issued in the merger that may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

The following table sets forth certain information about the beneficial ownership of each selling stockholder. We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that the selling stockholder will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholder will sell all of the shares covered by this prospectus. Information concerning the selling stockholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

Beneficial ownership in the following table is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. The persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them except as noted in the footnotes below based upon information provided to us by the selling stockholders. The percentage ownership shown in the table is based on a total of 34,310,742 shares of common stock issued and outstanding as of October 5, 2005.

Name	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Steven D. Hayworth	264,282	0.77%	264,282	0	0
David S. Kirkland	254,393	0.74%	254,393	0	0
Bessemer Trust Company, as Trustee for David S. Kirkland Keogh Plan	43,961	0.13%	43,961	0	0
Terry Allen Kramer Trust dated 4/5/65(1)	206,530	0.6%	206,530	0	0
Terry Allen Kramer & Irwin H. Kramer, JTWROS(2)	206,530	0.6%	206,530	0	0
James T. Dyke, Sub-Trust(3)	1,687,402	4.9%	1,687,402	0	0

(1)	The trustee, Terry Kramer, is the beneficial owner and has sole voting and investment power with respect to the securities.
(2)	The trustee, Terry Kramer, is the beneficial owner and has sole voting and investment power with respect to the securities.
(3)	The trustee, James T. Dyke, is the beneficial owner and has sole voting and investment power with respect to the securities.

PLAN OF DISTRIBUTION

As used in this document, “selling stockholders” includes the individuals listed in the table above and donees, pledgee, assignees, transferees or other successors in interest selling shares received from a selling stockholder (including the named selling stockholders) after the date of this prospectus. Selling stockholders from time to time may sell the shares being offered hereby on the NASDAQ National Market, in the over-the-counter market, in privately negotiated transactions or otherwise. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares;

•	in one or more underwritten offerings on a firm commitment or best efforts basis; and

•	a combination of any such methods of sale.

The selling stockholder may also transfer the shares by gift.

We do not know of any arrangements by the selling stockholder to sell of any of the shares. There is no assurance that any of the selling stockholders will sell any or all of the shares offered hereby. The shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so, acting as agent for a selling stockholder, such broker-dealer may purchase, as principal, any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the NASDAQ National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer, and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and any broker-dealers or agents that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to provide the selling stockholders customary indemnification for violations of law in connection with this prospectus, and the parties to the registration rights agreement have agreed to provide us and each other customary indemnification for violations of law with respect to information provided by them for inclusion in the registration statement and the prospectus. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act with respect to sales of shares through this prospectus. Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 and Rule 145 under the Securities Act.

Costs, expenses and fees to be incurred by the selling stockholders in connection with the registration of the shares offered hereby, including all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

We may suspend the use of this prospectus and any supplements to this document as described under “Registration Rights Agreement.”

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts has passed upon the validity of the shares of Boston Private common stock offered by this document for Boston Private.

EXPERTS

The consolidated financial statements of Boston Private as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report dated April 1, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that Boston Private acquired KLS Professional Advisors Group, LLC (“KLS”) on December 31, 2004, and management excluded from its assessment of the effectiveness of Boston Private’s internal control over financial reporting as of December 31, 2004, KLS’ internal control over financial reporting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference rooms at the following locations:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at “http://www.sec.gov.” Our Securities and Exchange Commission file number is 0-17089.

Reports, proxy statements and other information concerning us may also be inspected at the offices of NASDAQ Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the SEC a post-effective amendment on Form S-3 (which contains this prospectus) to our Registration Statement on Form S-4 under the Securities Act of 1933, as amended, to register with the SEC the resale of our common stock by certain of Gibraltar Financial’s directors.

As allowed by the SEC’s rules, this document does not contain all the information you can find in Boston Private’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

The SEC allows us to incorporate by reference into this document the information that we file with the SEC. Incorporation by reference means that we may disclose important information to you by referring you to other documents that are legally considered to be part of this document, and later information that we file with the SEC will automatically update and supersede the information in this document and the documents listed below.

We incorporate by reference the specific documents listed below that we have previously filed with the SEC (other than the portions of those documents not deemed to be filed) and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document until all of the securities being offered are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Amendment No. 1 to the Annual Report on Form 10-K/A filed April 4, 2005

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Current Reports on Form 8-K filed on April 13, 2005, April 20, 2005, April 27, 2005, July 28, 2005, September 2, 2005, September 30, 2005 and October 6, 2005; and

•	Portions of the Proxy Statement filed on March 15, 2005.

You may request a copy of our filings, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by writing or telephoning us at the following address: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Clerk. Telephone requests may be directed to Margaret W. Chambers at (617) 912-1900.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 7, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date.

PROSPECTUS

October 7, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the securities being registered will be borne by us and are set forth in the following table:

Legal fees and expenses	$5,000
Accounting fees and expenses	7,500
Printing fees and expenses	1,100
Other	500
Total	$14,100

Item 15. Indemnification of Directors and Officers

Boston Private is a Massachusetts corporation. Reference is made to Chapter 156D, Section 2.02 of the Massachusetts Business Corporation Act (the “MBCA”), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of the MBCA, or (iv) for any transaction from which a director derived an improper personal benefit. The Company has adopted such provisions in its articles of organization.

Reference also is made to Chapter 156D, Sections 8.50, 8.51, 8.52 and 8.56 of the MBCA, which provide that the corporation may indemnify an individual who is party to a proceeding because he is a director or officer against liability incurred in a proceeding if (a)(1)(i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in the best interest of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and , (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or, (2) he engaged in conduct for which he shall not be liable under a provision of the articles of organization; (b) A director or officer’s conduct with respect to an employee benefit plan for a purpose he reasonably believed be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that this conduct was at least not opposed to the best interests of the corporation; (c) the termination proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section; (d) unless ordered by a court under clause (3) of subsection (a) of section 8.54 of the MBCA, a corporation may not indemnify a director or officer under this section if his conduct did not satisfy the standards set forth in subsection (a) or subsection (b).

A corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. The Company’s articles of organization provide for indemnification to the fullest extent permitted under the MBCA, except that indemnification for compromise payments and any advances of expenses prior to the final disposition of any matter shall only be made if approved by (1) a majority of disinterested directors or, if there are less than two disinterested directors, by a majority of the directors provided they have obtained a legal opinion that the director or officer acted in good faith in the reasonable belief that his action was in the best interests of the corporation, (2) holders of a majority of the shares of stock, or (3) by a court of competent jurisdiction. Advances of expense shall only be made upon receipt of an affidavit of such individual of his good faith belief that he has met the standard of conduct necessary for indemnification and an undertaking by such individual to repay the amounts so paid to the corporation if it is ultimately determined that indemnification for such expenses is not authorized.

The Company and its directors and officers currently carry liability insurance.

Item 16. Exhibits And Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Boston Private Financial Holdings, Inc. and Gibraltar Financial Corporation, dated April 18, 2005 (incorporated by reference to Annex A to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

**5.1	Opinion of Goodwin Procter LLP

23.1	Consent of KPMG LLP, as independent registered public accounting firm

**23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

**24.1	Power of Attorney

99.1	Registration Rights Agreement by and among Boston Private Financial Holdings, Inc. and each of the directors and/or officers who are signatories thereto, dated April 18, 2005 (incorporated by reference to Annex C to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

**	Previously filed in the Registrant’s filing of its Proxy Statement and Prospectus on Form S-4 on June 10, 2005.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 7th day of October, 2005.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ TIMOTHY L. VAILL
Timothy L. Vaill Chairman of the Board and Chief Executive Officer

By:	/s/ ROBERT J. WHELAN
Robert J. Whelan Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ TIMOTHY L. VAILL Timothy L. Vaill	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	October 7, 2005

/S/ WALTER M. PRESSEY Walter M. Pressey	Director, President	October 7, 2005

* Eugene S. Colangelo	Director	October 7, 2005

* Dr. Allen L. Sinai	Director	October 7, 2005

* Peter C. Bennett	Director	October 7, 2005

Signature	Title	Date
* Herbert S. Alexander	Director	October 7, 2005

* Lynn Thompson Hoffman	Director	October 7, 2005

* Kathleen M. Graveline	Director	October 7, 2005

* Richard I. Morris, Jr.	Director	October 7, 2005

* William J. Shea	Director	October 7, 2005

* Stephen M. Waters	Director	October 7, 2005

*	Pursuant to power of attorney executed by the persons named above whose names are preceded by an asterisk, Timothy L. Vaill, as an attorney-in-fact, does hereby sign this Post-Effective Amendment No. 1 to the registration statement on behalf of each such person, in each case in the capacity indicated, on date indicated

/S/ TIMOTHY L. VAILL
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Boston Private Financial Holdings, Inc. and Gibraltar Financial Corporation, dated April 18, 2005 (incorporated by reference to Annex A to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

**5.1	Opinion of Goodwin Procter LLP

23.1	Consent of KPMG LLP, as independent registered public accounting firm

**23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto)

**24.1	Power of Attorney

99.1	Registration Rights Agreement by and among Boston Private Financial Holdings, Inc. and each of the directors and/or officers who are signatories thereto, dated April 18, 2005 (incorporated by reference to Annex C to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

**	Previously filed in the Registrant’s filing of its Proxy Statement and Prospectus on Form S-4 on June 10, 2005.